UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 17, 2015

Date of Report (Date of earliest event reported)

iHookup Social, Inc.

f/k/a Titan Iron Ore Corp.

 (Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008

 (Address of principal executive offices) (Zip Code)

(855) 473-7473

 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on the Form 8-K, filed with the Securities and Exchange Commission on June 9, 2015, iHookup Social, Inc. (the “Company”) effected a major consolidation of its convertible debt on June 5, 2015, with Coventry Enterprises, LLC (“Coventry”) becoming the major note holder of the Company. Coventry entered into Debt Purchase Agreements totaling $240,818 with the Company’s other convertible note promissory holders, which included LG Capital Funding LLC, Union Capital LLC, Jabro Funding Corp., and Carebourn Capital L.P. (the “Sellers”) whereby Coventry purchased all rights to the principal and interest of such outstanding convertible notes. Previously, conversions and simultaneous sales by multiple note holders put downward pressure of the stock price of the Company’s shares. In no event shall Coventry be allowed to effect a conversion of its notes if such conversion, along with all other shares of Company common stock beneficially owned by Coventry and its affiliates would exceed 9.9% of the outstanding shares of the common stock of the Company.  Due to the limit on conversion, the Company believes such consolidation will help decrease the likelihood of the Company from being exposed to high, unpredictable conversion rates from multiple note holders.

Amendment to Convertible Notes with Coventry Enterprises, LLC

As part of the consolidation efforts,  the Company entered into a certain Amendment #1 to Convertible Promissory Notes, dated July 7, 2015 (the “Amendment”), with Coventry, pursuant to which the Company agreed to change the conversion terms of various Convertible Notes originally issued to Coventry on February 15, 2015 in the amount of $35,000, a $63,125 note issued on February 15, 2014, a note in the amount of $37,500 issued on February 27, 2015 , a note in the amount of $37,500 issued on March 12, 2015 , a note in the amount of $53,561 issued on March 19, 2015, and a note in the amount of $29,500 issued on June 2, 2015. Per the Amendment, a ceiling price of $0.0005 is established for the conversion price on these notes.

Side Letter Agreement with Coventry Enterprises, LLC

As part of the consolidation efforts, the Company entered into a certain Side Letter Agreement, dated July 9, 2015 (the “Agreement”) with Coventry, pursuant to which the Company agreed to change the terms of various Convertible Notes originally issued by the Company to Coventry. Per the Agreement, all redemption features of all notes issued by the Company to Coventry are null and void.

Securities Purchase Agreement and Convertible Note with Coventry Enterprises, LLC

On July 17, 2015, the Company entered into a Securities Purchase Agreement (the “Coventry SPA”) with Coventry, pursuant to which the Company issued a Convertible Note (the “Note”) in the amount of $27,000, at a rate of 8% per annum. Amounts funded are convertible into shares of the common stock of the Company, $0.0001 par value per share (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Note.

The term of the Note is one year, upon which the outstanding principal and interest is payable. The amount funded plus accrued interest under the Note is convertible into Common Stock at any time after the requisite Rule 144 holding period, at a conversion price equal to 50% of the lowest closing bid price (with a ceiling price of $0.0005) in the 20 trading days previous to the conversion. In no event shall the Coventry be allowed to effect a conversion if such conversion, along with all other shares of Company common stock beneficially owned by the Coventry and its affiliates would exceed 9.9% of the outstanding shares of the common stock of the Company. The Note may not be redeemed or prepaid. In the event of default, the amount of principal and accrued interest will bear default interest at a rate of 24% per annum, or the highest rate of interest permitted by law, and the Notes shall become immediately due and payable. In connection with the Note, the Company incurred $1,544 in legal fees and expenses. In connection with the Note, the Company retired $25,456 of existing convertible note debt.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Amendment to Convertible Notes with Coventry Enterprises, LLC
10.2	Side Letter Agreement with Coventry Enterprises, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iHookup Social, Inc.

Date: August 11, 2015	By:	/s/ Robert Rositano
Robert Rositano
CEO